Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor
Relations, Communications and
Treasurer
(405) 225-4846

SONIC DOUBLES EARNINGS PER SHARE FOR SECOND FISCAL QUARTER 2013

OKLAHOMA CITY (March 25, 2013) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the second fiscal quarter ended February 28, 2013.

Key highlights of the company’s second quarter report included:

•	The company’s net income per diluted share increased 100% to $0.06 in the second quarter of fiscal 2013 compared with net income per diluted share of $0.03 in the second quarter of fiscal 2012;

•

With one less day than prior year as a result of leap year, system-wide same-store sales were flat during the second quarter, with an increase of 1.9% at company drive-ins; excluding the impact of the extra day in 2012, system-wide same-store sales increased 1.3% and company drive-in same-store sales increased 3.3%;

•	Company drive-in margins improved by 140 basis points; and

•	The company purchased over $6 million of stock representing approximately 1% of its outstanding stock.

“Given more than a 1% negative impact from the loss of leap year day, we are pleased with our system-wide same-store sales performance,” said Clifford Hudson, Chairman and Chief Executive Officer. “We are especially pleased with the growth in same-store sales at our company drive-ins which led to a 140 basis point improvement in drive-in margins. Our innovative product pipeline and shift from local to national media expenditures are having a positive impact across our core, developing and new markets.

“In the second quarter we repaid $23.7 million of debt and increased our current share repurchase program by $15 million to $55 million. Since authorization of the current program in August of 2012, we have repurchased $25.6 million of stock representing approximately 4% of our outstanding shares.” added Hudson. “As we have done in the recent past, we will utilize the strength and flexibility of our business model to grow operating income and use our free cash flow1 to invest in our brand, opportunistically repurchase stock and pay down debt.

“In addition, over the next one to three years, initiatives such as our new point-of-sale system will complement our same-store sales initiatives to increase sales and profits. This, combined with a new lower-cost, small building prototype, will improve the return on investment of new drive-ins, encouraging increased development in fiscal 2014 and subsequent years. Our multi-layered growth strategy, comprised of same-store sales growth, operating leverage, new unit growth and effective deployment of free cash flow, is expected to drive double-digit earnings growth in the near and long term.”

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.

Financial Overview

For the second fiscal quarter ended February 28, 2013, the company’s net income totaled $3.6 million or $0.06 per diluted share compared with net income of $1.7 million or $0.03 per diluted share in the same period prior year. Excluding a $0.9 million tax benefit that includes the retroactive reinstatement of the Work Opportunity Tax Credit (WOTC) and resolution of certain tax matters, as well as a $0.5 million ($0.3 million after-tax) charge from the write-off of debt origination costs associated with the $20.0 million early extinguishment of debt, net income per diluted share was $0.05 for the second quarter of fiscal 2013.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	February 28, 2013		February 29, 2012
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported - GAAP	$3,577	$0.06	$1,677	$0.03	$1,900	113%	$0.03	100%
After-tax loss from early extinguishment of debt	315	0.01	—	—
Retroactive tax benefit of WOTC and resolution of tax matters	(857)	(0.02)	—	—

Adjusted - Non-GAAP	$3,035	$0.05	$1,677	$0.03	$1,358	81%	$0.02	67%

Company drive-in sales in the second quarter of fiscal 2013 decreased by $3.5 million compared to the second quarter of fiscal 2012 primarily as a result of the refranchising of 34 company drive-ins during the second fiscal quarter of 2012, partially offset by an increase in same-store sales.

For the first six months of fiscal 2013, net income totaled $9.7 million or $0.17 per diluted share compared with net income of $7.2 million or $0.12 per diluted share for the same period in 2012. Excluding the items outlined below, net income and net income per diluted share increased 29% and 33%, respectively.

	Six Months Ended		Six Months Ended
	February 28, 2013		February 29, 2012
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported - GAAP	$9,710	$0.17	$7,176	$0.12	$2,534	35%	$0.05	42%
After-tax loss from early extinguishment of debt	315	0.01	—	—
Retroactive tax benefit of WOTC and resolution of tax matters	(743)	(0.02)	—	—

Adjusted - Non-GAAP	$9,282	$0.16	$7,176	$0.12	$2,106	29%	$0.04	33%

Company drive-in sales for the first six months of fiscal 2013 decreased by $6.8 million compared to the same period prior year primarily as a result of the refranchising of 34 company drive-ins during the second fiscal quarter of 2012 partially offset by an increase in same-store sales.

Same-Store Sales

For the second quarter ended February 28, 2013, system-wide same-store sales were flat, which was comprised of a 1.9% increase at company drive-ins and essentially flat same-store sales at franchise drive-ins. System-wide same-store sales were negatively impacted due to one less operating day in the second quarter of fiscal 2013 as a result of leap day in last year’s results. Excluding the extra day in 2012, system-wide same-store sales increased 1.3% and company drive-in same-store sales increased 3.3%.

Development

Three new franchise drive-ins were opened in the second quarter of fiscal 2013 versus 10 new franchise drive-in openings during the second quarter of fiscal 2012.

Fiscal Year 2013 Outlook

The company expects its initiatives to drive sales improvements going forward. However, uncertainty with regard to the macroeconomic environment and its impact on consumer confidence may result in sales volatility. The outlook for fiscal 2013 anticipates the following elements:

•	Positive same-store sales in the low single digit range;

•	Drive-in level margins to improve between 50 to 100 basis points;

•	Slightly more franchise drive-in openings than fiscal 2012;

•	Selling, general and administrative expenses of $17.5 to $18 million for each of the third and fourth quarters, respectively;

•	Depreciation and amortization of $10 to $10.5 million for each of the third and fourth quarters, respectively;

•	Net interest expense of approximately $28 to $28.5 million excluding the impact of the debt origination cost write-off from the $20 million early extinguishment of debt;

•	An income tax rate of between 37% and 38% for each of the third and fourth fiscal quarters, respectively;

•	Capital expenditures of $30 to $35 million which includes partial implementation of the point-of-sale system in company drive-ins and the supply chain management system; and

•	Free cash flow of $45 to $50 million for fiscal 2013.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (888) 690-2878 or (913) 312-1296 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 6986684. The replay will be available until Monday, April 1, 2013. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONC-G

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Statement of Operations
Revenues:
Company Drive-In sales	$83,706	$87,185	$177,162	$183,967
Franchise Drive-Ins:
Franchise royalties and fees	25,996	25,954	55,916	55,030
Lease revenue	949	1,261	2,435	2,549
Other	490	684	1,636	1,817

	111,141	115,084	237,149	243,363

Costs and expenses:
Company Drive-Ins:
Food and packaging	23,546	24,686	50,178	52,411
Payroll and other employee benefits	31,448	32,740	64,913	67,824
Other operating expenses, exclusive of depreciation and amortization included below	18,811	20,727	40,787	43,638

	73,805	78,153	155,878	163,873

Selling, general and administrative	15,467	16,084	31,597	31,501
Depreciation and amortization	10,069	10,510	20,664	20,976
Provision for impairment of long-lived assets	—	173	—	173
Other operating income, net	(218)	(384)	(211)	(462)

	99,123	104,536	207,928	216,061

Income from operations	12,018	10,548	29,221	27,302

Interest expense	7,448	7,930	15,123	15,971
Interest income	(168)	(139)	(309)	(303)
Loss from early extinguishment of debt	492	—	492	—

Net interest expense	7,772	7,791	15,306	15,668

Income before income taxes	4,246	2,757	13,915	11,634
Provision for income taxes	669	1,080	4,205	4,458

Net income	$3,577	$1,677	$9,710	$7,176

Net income per share:
Basic	$0.06	$0.03	$0.17	$0.12

Diluted	$0.06	$0.03	$0.17	$0.12

Weighted average shares used in calculation:
Basic	55,798	60,579	56,735	61,136

Diluted	56,423	60,602	57,254	61,170

SONIC CORP.

Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Drive-Ins in Operation
Company:
Total at beginning of period	409	446	409	446
Opened	—	—	—	—
Sold to franchisees	—	(34)	—	(34)
Closed (net of re-openings)	(4)	—	(4)	—

Total at end of period	405	412	405	412

Franchise:
Total at beginning of period	3,140	3,109	3,147	3,115
Opened	3	10	4	12
Acquired from company	—	34	—	34
Closed (net of re-openings)	(22)	(15)	(30)	(23)

Total at end of period	3,121	3,138	3,121	3,138

System-wide:
Total at beginning of period	3,549	3,555	3,556	3,561
Opened	3	10	4	12
Closed (net of re-openings)	(26)	(15)	(34)	(23)

Total at end of period	3,526	3,550	3,526	3,550

	Second Quarter Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$83,706	$87,185	$177,162	$183,967
Average drive-in sales	207	201	437	419
Change in same-store sales	1.9%	3.1%	3.1%	1.4%
Franchised Drive-Ins:
Total sales	$712,934	$712,903	$1,527,736	$1,494,126
Average drive-in sales	232	229	494	480
Change in same-store sales	-0.3%	3.6%	1.3%	1.7%
System-wide:
Change in total sales	-0.5%	3.6%	1.6%	2.0%
Average drive-in sales	$229	$225	$487	$472
Change in same-store sales	0.0%	3.5%	1.5%	1.7%

Note: Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Revenues (in thousands)
Company Drive-In sales	$83,706	$87,185	$177,162	$183,967
Franchise Drive-Ins:
Franchise royalties	25,821	25,590	55,736	54,381
Franchise fees	175	364	180	649
Lease revenue	949	1,261	2,435	2,549
Other	490	684	1,636	1,817

	$111,141	$115,084	$237,149	$243,363

	Second Quarter Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.1%	28.3%	28.3%	28.5%
Payroll and employee benefits	37.6%	37.5%	36.6%	36.9%
Other operating expenses	22.5%	23.8%	23.1%	23.7%

	88.2%	89.6%	88.0%	89.1%

	February 28,	August 31,
	2013	2012
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$42,487	$52,647
Current assets	96,108	107,151
Property, equipment and capital leases, net	397,883	443,008
Total assets	624,663	680,760

Current liabilities, including capital lease obligations and long-term debt due within one year	63,482	80,516
Obligations under capital leases due after one year	25,004	27,377
Long-term debt due after one year	439,744	466,613
Total liabilities	575,908	621,513
Stockholders’ equity	$48,755	$59,247